UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2013

University General Health System, Inc.

(a Nevada Corporation)

(Exact Name of Registrant as Specified in Charter)

000-54064	71-0822436
(Commission File Number)	(IRS Employer Identification Number)

7501 Fannin Street

Houston, Texas 77054

(713) 375-7100

(Telephone number, including area code of agent for service)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry Into Material Definitive Agreement

Amendment to Certificate of Designation of Series C Preferred Stock

As previously disclosed, University General Health System, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of April 30, 2012, with institutional investors (the “Purchasers”) for the private issuance and sale by the Company to the Purchasers of (i) an aggregate of 7,616 shares of the Company’s Series C Variable Rate Convertible Preferred Stock (“Preferred Shares”) and (ii) warrants to purchase a number of shares of the Company’s Common Stock equal to 100% of the shares of Common Stock underlying the Preferred Shares issued to the Purchasers pursuant to the Securities Purchase Agreement.

On March 25, 2013, the Company executed an amendment (the “Amendment”) to the Certificate of Designation of Preferences, Rights and Limitations of the Preferred Stock (the “Certificate of Designation”). Pursuant to the Amendment, the full ratchet price protection in the Certificate of Designation was deleted and the Company agreed, subject to certain limited exceptions, not to issue Common Stock for consideration per share less than the then existing conversion price per share under the Certificate of Designation. Each of the holders of the Preferred Stock has consented to the Amendment. Any new Preferred Shares issued on or after March 25, 2013 by the Company to the Purchasers as “Greenshoe Securities” pursuant to the Securities Purchase Agreement will be governed by the Certificate of Designation as amended by the Amendment.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of such document. A copy of the Amendment is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 3.03	Material Modification to Rights of Security holders.

The disclosure provided above in item 1.01 is incorporated by reference into this Item 3.03.

ITEM 9.01	Financial Statements and Exhibits

EXHIBIT	DESCRIPTION

4.1	Amendment to Certificate of Designation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

University General Health System, Inc.

Date: March 26, 2013	By:	/s/ Hassan Chahadeh, M.D.
Name: Hassan Chahadeh, M.D. Title: Chief Executive Officer